Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 14, 2022
FIRST QUARTER 2022 RESULTS AND KEY METRICS	CEO COMMENTARY

RETURNED $4.0 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

PAYOUT RATIO OF 100%[3]

BOOK VALUE PER SHARE OF $92.03

TANGIBLE BOOK VALUE PER SHARE OF $79.03[4]

New York, April 14, 2022 – Citigroup Inc. today reported net income for the first quarter 2022 of $4.3 billion, or $2.02 per diluted share, on revenues of $19.2 billion. This compared to net income of $7.9 billion, or $3.62 per diluted share, on revenues of $19.7 billion for the first quarter 2021.

Revenues decreased 2% from the prior-year period, as higher net interest income driven by Services in Institutional Clients Group (ICG) and Personal Banking and Wealth Management (PBWM) was more than offset by lower non-interest revenue across businesses.

Net income of $4.3 billion decreased 46% from the prior-year period, driven by higher cost of credit, higher expenses, and the lower revenues. Results for the quarter included Asia Consumer divestiture-related impacts of approximately $677 million ($588 million after-tax)[5], recorded in Legacy Franchises.

Earnings per share of $2.02 decreased 44% from the prior-year period, reflecting the lower net income, partly offset by a 6% decline in shares outstanding.

Percentage comparisons throughout this press release are calculated for the first quarter 2022 versus the first quarter 2021, unless otherwise specified.

Citi CEO Jane Fraser said, “While the geopolitical and macro environment has become more volatile, we are executing the strategy we announced at our recent Investor Day. Given our emphasis on Services, I am particularly pleased with our performance in Treasury and Trade Solutions. Fee growth, trade loans and cross-border transactions — buoyed by higher rates — led to year over year revenue growth of 18%. Securities Services also performed well, with revenue up 6%. In Markets, our traders navigated the environment quite well, aided by our mix, with strong gains in FX and commodities.  However, the current macro backdrop impacted Investment Banking as we saw a contraction in capital market activity. This remains a key area of investment for us.”

“We continue to see the health and resilience of the U.S. consumer through our cost of credit and their payment rates. We had good engagement in key drivers such as cards loan growth and vigorous purchase sales growth, so we like where this business is headed. While geopolitics dampened performance in Wealth Management, we are hiring bankers, enhancing our client offerings and continuing to add clients in both the Private Bank and in Citigold.”

“We returned $4 billion to our shareholders during the first quarter and we now have about 6% fewer common shares outstanding than we did a year ago. While we are making necessary investments in our infrastructure, risk and controls and our businesses, we remain committed to improving our returns over the medium term,” Ms. Fraser concluded.

First Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	1Q'22	4Q'21	1Q'21	QoQ%	YoY%
Institutional Clients Group	$11,160	$8,908	$11,388	25%	(2)%
Personal Banking and Wealth Management	5,905	5,785	5,992	2%	(1)%
Legacy Franchises	1,931	2,193	2,243	(12)%	(14)%
Corporate / Other	190	131	44	45%	NM
Total revenues, net of interest expense	19,186	17,017	19,667	13%	(2)%

Total operating expenses	13,165	13,532	11,413	(3)%	15%

Net credit losses	872	866	1,748	1%	(50)%
Net ACL build / (release)(a)	(138)	(1,369)	(3,853)	90%	96%
Other provisions(b)	21	38	50	(45)%	(58)%
Total cost of credit	755	(465)	(2,055)	NM	NM

Income from continuing operations before income taxes	5,266	3,950	10,309	33%	(49)%
Provision for income taxes	941	771	2,332	22%	(60)%
Income from continuing operations	4,325	3,179	7,977	36%	(46)%
Income (loss) from discontinued operations, net of taxes	(2)	-	(2)	NM	-
Net income attributable to non-controlling interest	17	6	33	NM	(48)%
Citigroup's net income	$4,306	$3,173	$7,942	36%	(46)%

Income (loss) from continuing operations, net of taxes
Institutional Clients Group	2,658	2,330	5,430	14%	(51)%
Personal Banking and Wealth Management	1,860	1,613	2,420	15%	(23)%
Legacy Franchises	(385)	(620)	320	38%	NM
Corporate / Other	192	(144)	(193)	NM	NM

EOP loans ($B)	660	668	666	(1)%	(1)%
EOP assets ($B)	2,394	2,291	2,314	4%	3%
EOP deposits ($B)	1,334	1,317	1,301	1%	3%

Book value per share	$92.03	$92.21	$88.18	-	4%
Tangible book value per share(4)	$79.03	$79.16	$75.50	-	5%
Common Equity Tier 1 (CET1) Capital ratio(2)	11.4%	12.2%	11.6%
Supplementary Leverage ratio (SLR)(2)	5.6%	5.7%	6.9%
Return on average common equity	9.0%	6.4%	17.2%
Return on average tangible common equity (RoTCE)(1)	10.5%	7.4%	20.1%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $19.2 billion in the first quarter 2022 decreased 2%, as higher net interest income in Services and PBWM was more than offset by lower non-interest revenue across Banking and Global Wealth Management, as well as lower revenues in Legacy Franchises.

Citigroup operating expenses of $13.2 billion in the first quarter 2022 increased 15%. Excluding the Asia Consumer divestiture-related costs, operating expenses increased 10%, driven by continued investments in Citi’s transformation, business-led investments and volume-related expenses, partially offset by productivity savings.

Citigroup cost of credit of $755 million in the first quarter 2022 compared to $(2.1) billion in the prior-year period, as lower net credit losses were more than offset by a lower net release in the allowance for credit losses (ACL). The net release included a $1.9 billion ACL build related to Citi’s exposures in Russia and the broader impact of the conflict in Ukraine on the macroeconomic environment.

Citigroup net income of $4.3 billion in the first quarter 2022 decreased 46% from the prior-year period, driven by the higher cost of credit, the higher expenses, and the lower revenues. Citigroup’s effective tax rate was 18% in the current quarter versus 23% in the first quarter 2021. The lower tax rate this quarter reflects the resolution of certain tax audit items.

Citigroup’s total allowance for credit losses on loans was $15.4 billion at quarter end, with a reserve-to-funded loans ratio of 2.35%, compared to $21.6 billion, or 3.29% of funded loans, at the end of the prior-year period. Total non-accrual assets decreased 34% from the prior-year period to $3.4 billion. Consumer non-accrual loans decreased 36% to $1.5 billion, while corporate non-accrual loans of $1.9 billion decreased 31% from the prior-year period.

Citigroup’s end-of-period loans were $660 billion as of quarter end, down 1% versus the prior-year period.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, an increase of 3% versus the prior-year period, driven by an 11% increase in PBWM and a 3% increase in ICG.

Citigroup’s book value per share of $92.03 and tangible book value per share of $79.03 increased 4% and 5%, respectively, largely driven by accumulated net income and lower shares outstanding. At quarter end, Citigroup’s CET1 Capital ratio was 11.4% versus 12.2% in the prior quarter. Citigroup’s SLR for the first quarter 2022 was 5.6% versus 5.7% in the prior quarter. During the quarter, Citigroup repurchased approximately 50 million common shares and returned a total of $4.0 billion to common shareholders in the form of repurchases and dividends.

Institutional Clients Group ($ in millions, except as otherwise noted)	1Q'22	4Q'21	1Q'21	QoQ%	YoY%
Securities Services	$858	$854	$812	-	6%
Treasury and Trade Solutions	2,590	2,404	2,188	8%	18%
Total Services revenues	3,448	3,258	3,000	6%	15%
Fixed Income Markets	4,299	2,425	4,346	77%	(1)%
Equity Markets	1,527	918	1,587	66%	(4)%
Total Markets revenues	5,826	3,343	5,933	74%	(2)%
Investment Banking	1,028	1,553	1,798	(34)%	(43)%
Corporate Lending(a)	689	733	735	(6)%	(6)%
Total Banking revenues(a)	1,717	2,286	2,533	(25)%	(32)%
Product revenues, net of interest expense(a)	10,991	8,887	11,466	24%	(4)%
Gain / (loss) on loan hedges	169	21	(78)	NM	NM
Total revenues, net of interest expense	11,160	8,908	11,388	25%	(2)%

Total operating expenses	6,723	6,225	5,932	8%	13%

Net credit losses	30	82	175	(63)%	(83)%
Net ACL build / (release)(b)	948	(373)	(1,709)	NM	NM
Other provisions(c)	(7)	10	(5)	NM	(40)%
Total cost of credit	971	(281)	(1,539)	NM	NM

Net income	$2,640	$2,320	$5,393	14%	(51)%

Services Key Drivers
Cross border transaction value ($B)	76	78	65	(3)%	17%
Commercial card spend volume ($B)	11	11	7	-	54%
US dollar clearing volume (#MM)	36	38	35	(4)%	2%
Assets under custody and/or administration (AUC/AUA) ($T)	23	24	21	(3)%	8%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $11.2 billion decreased 2%, largely driven by Investment Banking, partially offset by an increase in Services revenue.

Services revenues of $3.4 billion increased 15% versus the prior year. Treasury and Trade Solutions revenues of $2.6 billion increased 18%, driven by net interest income on higher deposits balances and spreads as well as strong fee growth. Securities Services revenues of $858 million increased 6%, as net interest income grew 17%, driven by higher interest rates across currencies, and fee revenues grew 2% due to higher assets under custody.

Markets revenues of $5.8 billion were down 2% versus a strong quarter in the prior year. In the quarter, activity levels benefited from client repositioning and strong risk management, driven by the Federal Reserve’s interest rate increases and overall  geopolitical and macroeconomic uncertainty. Fixed Income Markets revenues of $4.3 billion decreased 1%, as strong client engagement in FX, commodities, and rates was offset by less activity in spread products. Equity Markets revenues of $1.5 billion were down 4% compared to a very strong quarter in the prior year period, reflecting strong equity derivatives performance and growth in prime finance balances.

Banking revenues of $1.7 billion decreased 32% versus the prior year (excluding gain / (loss) on loan hedges)6, as heightened geopolitical uncertainty and the overall macroeconomic backdrop reduced activity in debt and equity capital markets. Investment Banking revenues decreased 43% due to less capital markets activity, partially offset by growth in advisory. Corporate Lending revenues of $689 million decreased 6% (excluding gain / (loss) on loan hedges), primarily driven by lower average loans.

ICG operating expenses of $6.7 billion increased 13%, driven by transformation investments, business-led investments, and volume-related expenses, partially offset by productivity savings.

ICG cost of credit of $971 million compared with $(1.5) billion in the prior-year period, largely driven by a $1.5 billion ACL build related to Citi’s exposures in Russia and the broader impact of the conflict in Ukraine on the macroeconomic environment.

ICG net income of $2.6 billion decreased 51% from the prior year, largely driven by the higher expenses and the higher cost of credit.

Personal Banking and Wealth Management ($ in millions, except as otherwise noted)	1Q'22	4Q'21	1Q'21	QoQ%	YoY%
Branded Cards	$2,090	$2,073	$2,104	1%	(1)%
Retail Services	1,299	1,290	1,305	1%	-
Retail Banking	595	624	635	(5)%	(6)%
Total US Personal Banking revenues	3,984	3,987	4,044	-	(1)%
Private Bank	780	688	786	13%	(1)%
Wealth at Work	183	177	171	3%	7%
Citigold	958	933	991	3%	(3)%
Total Global Wealth Management revenues	1,921	1,798	1,948	7%	(1)%
Total revenues, net of interest expense	5,905	5,785	5,992	2%	(1)%

Total operating expenses	3,889	4,017	3,422	(3)%	14%

Net credit losses	691	568	990	22%	(30)%
Net ACL build / (release)(a)	(1,064)	(869)	(1,553)	(22)%	31%
Other provisions(b)	(3)	5	6	NM	NM
Total cost of credit	(376)	(296)	(557)	(27)%	32%

Net income (loss)	$1,860	$1,613	$2,420	15%	(23)%

Key Indicators ($B)
US Personal Banking average loans	161	162	159	(1)%	1%
US Personal Banking average deposits	118	114	108	4%	9%
US cards average loans	128	128	123	-	5%
US credit card spend volume(c)	128	142	105	(10)%	23%
Global Wealth Management client assets	788	814	756	(3)%	4%
Global Wealth Management average loans	151	150	144	1%	5%
Global Wealth Management average deposits	329	323	289	2%	14%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

(c) Credit card spend volume was previously referred to as card purchase sales

Personal Banking and Wealth Management

PBWM  revenues of $5.9 billion decreased 1% versus the prior year, as higher net interest income was more than offset by lower non-interest revenue.

US Personal Banking revenues of $4.0 billion decreased 1%. Branded Cards revenues of $2.1 billion decreased 1% on higher payment rates and higher acquisition and rewards costs, reflecting increases in new accounts and customer engagement. Retail Services revenues of $1.3 billion were largely unchanged, as higher net interest income was offset by higher partner payments, driven by improved credit performance. Retail Banking revenues of $595 million decreased 6%, largely driven by lower mortgage originations.

Global Wealth Management revenues of $1.9 billion decreased 1%, primarily due to lower client activity in investments, particularly in Asia.

PBWM operating expenses of $3.9 billion increased 14%, driven by transformation and business-led investments, and higher volume-driven expenses, partially offset by productivity savings.

PBWM cost of credit of $(376) million compared to $(557) million in the prior-year period, as lower net credit losses were more than offset by a lower net ACL release.

PBWM net income of $1.9 billion decreased 23%, largely driven by the lower revenues, the higher expenses, and a lower net ACL release.

Legacy Franchises ($ in millions, except as otherwise noted)	1Q'22	4Q'21	1Q'21	QoQ%	YoY%
Asia Consumer	$787	$948	$1,075	(17)%	(27)%
Mexico Consumer/SBMM(a)	1,139	1,168	1,137	(2)%	-
Legacy Holdings Assets	5	77	31	(94)%	(84)%
Total Legacy revenues, net of interest expense	1,931	2,193	2,243	(12)%	(14)%

Total operating expenses	2,293	2,971	1,752	(23)%	31%

Net credit losses	151	216	583	(30)%	(74)%
Net ACL build / (release)(b)	(22)	(127)	(591)	83%	96%
Other provisions(c)	31	23	52	35%	(40)%
Total cost of credit	160	112	44	43%	NM

Net income (loss)	$(383)	$(616)	$323	38%	NM

Key Indicators ($B)
Asia Consumer EOP loans	20	41	54	(53)%	(64)%
Asia Consumer EOP deposits	18	43	55	(60)%	(68)%
Mexico Consumer/SBMM EOP loans(a)	21	20	20	4%	3%
Mexico Consumer/SBMM EOP deposits(a)	34	33	33	4%	4%
Legacy Holdings EOP loans	4	4	6	(5)%	(39)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) SBMM refers to Small Business & Middle Market Banking.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Legacy Franchises

Legacy Franchises revenues of $1.9 billion decreased 14% versus the prior year, largely resulting from the Korea wind down, as well as the muted investment activity in Asia.

Legacy Franchises expenses of $2.3 billion increased 31%, reflecting the Asia Consumer divestiture-related costs.

Legacy Franchises cost of credit of $160 million compared to $44 million in the prior-year period, as lower net credit losses were more than offset by a lower net ACL release.

Legacy Franchises net income of $(383) million compared to $323 million in the prior-year period, reflecting the lower revenues, the higher expenses, and the higher cost of credit.

Corporate / Other ($ in millions)	1Q'22	4Q'21	1Q'21	QoQ%	YoY%
Revenues, net of interest expense	$190	$131	$44	45%	NM

Total operating expenses	260	319	307	(18)%	(15)%

Total cost of credit(a)	-	-	(3)	-	100%

Income (loss) from continuing operations	192	(144)	(193)	NM	NM

Net income (loss)	$189	$(144)	$(194)	NM	NM

(a) Includes provisions for HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $190 million increased significantly, largely driven by higher revenue from the investment portfolio.

Corporate / Other expenses of $260 million decreased 15% versus the prior-year period, largely due to lower compensation costs.

Corporate / Other income from continuing operations of $192 million compared to a loss of $(193) million in the prior-year period, largely driven by the higher revenues and the lower expenses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor/pres.htm. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 8238026.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2022 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: the impacts related to or resulting from Russia’s military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments; higher inflation and its impacts; higher interest rates and the impacts on macroeconomic conditions, customer and client behavior, as well as Citi’s funding costs; macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the impacts to the U.S. and global economies; consummation of Citi’s exits and wind-down, and the impact of any additional CTA or other losses; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities Exchange and Commission, including without limitation the “Risk Factors” section of Citigroup’s 2021 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Investors: Jennifer Landis (212) 559-2718
	Press:	Danielle Romero-Apsilos	(212) 816-2264
	Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($in millions)	1Q'22
Net Income	$4,306
Less: Preferred Dividends	279
Net Income to Common Shareholders	$4,027

Common Share Repurchases	3,000
Common Dividends	1,014
Total Capital Returned to Common Shareholders	$4,014

Payout Ratio	100%

Average TCE	$155,270

RoTCE	10.5%

Appendix B

Citigroup ($in millions, unless otherwise noted)	1Q'22	1Q'21	YoY%
Reported revenues	$19,186	$19,667	(2)%
Less:
Impact of gain / (loss) on sale related to Asia divestitures(1)	(118)	-	-
Adjusted revenues	$19,304	$19,667	(2)%

Reported expenses	$13,165	$11,413	15%
Less:
Impact of costs related to Asia divestitures(2)	559	-	-
Adjusted expenses	$12,606	$11,413	10%
Note:	Totals may not sum due to rounding. Results of operations excluding these Asia divestiture-related costs are non-GAAP financial measures.
(1)

Reflects the impact of a pre-tax loss of approximately $(118) million (approximately $(81) million after-tax) in 1Q22 related to the sale of the Australia consumer business, which consisted of an ACL release of $(104) million and a net revenue impact of $(14) million due to contractual adjustments of the divestiture recorded in Other Revenue.

(2)

Reflects the impact of costs largely related to a goodwill write-down of approximately $535 million (approximately $489 million after-tax) that were incurred in the Asia Consumer reporting unit of Legacy Franchises due to the re-segmentation and sequencing of divestitures and costs related to the Korea Voluntary Early Retirement Program (VERP) of approximately $24 million (approximately $18 million after-tax) in 1Q22.

Appendix C

($in millions)	1Q'22(1)	4Q'21	1Q'21

Citigroup Common Stockholders' Equity(2)	$178,845	$183,108	$182,402
Add: Qualifying noncontrolling interests	126	143	132
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	2,271	3,028	4,359
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(1,440)	101	1,037
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	27	(896)	(1,172)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	20,120	20,619	20,854
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,698	3,800	4,054
Defined benefit pension plan net assets; other	2,230	2,080	1,485
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,701	11,270	11,691
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)	1,157	-	-

Common Equity Tier 1 Capital (CET1)(6)	$143,749	$149,305	$148,944

Risk-Weighted Assets (RWA)(3)(6)	$1,264,581	$1,219,175	$1,287,619

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(6)	11.4%	12.2%	11.6%
Note:

Citi’s reportable CET1 Capital ratios were derived under the Basel III Standardized Approach framework as of March 31, 2022 and December 31, 2021, and the Basel III Advanced Approaches framework as of March 31, 2021. This reflects the more binding CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(5)

Assets subject to 10%/15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. As of March 31, 2022, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

(6)	Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix D

($in millions)	1Q'22(1)	4Q'21	1Q'21

Common Equity Tier 1 Capital (CET1)(2)	$143,749	$149,305	$148,944

Additional Tier 1 Capital (AT1)(3)	20,264	20,263	21,540

Total Tier 1 Capital (T1C) (CET1 + AT1)(5)	$164,013	$169,568	$170,484

Total Leverage Exposure (TLE)(2)(4)(5)	$2,936,715	$2,957,764	$2,454,564

Supplementary Leverage Ratio (T1C / TLE)(5)	5.6%	5.7%	6.9%

(1)Preliminary.

(2)Please refer to Footnote 2 at the end of this press release for additional information.

(3)Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

(4)Commencing with the second quarter of 2020 and continuing through the first quarter of 2021, Citigroup's TLE temporarily excluded U.S. Treasuries and deposits at Federal Reserve banks. For additional information, please refer to the "Capital Resources" section of Citi's 2021 Annual Report on Form 10-K.

(5)Certain prior period amounts and ratios have been revised to conform with enhancements made in the current period.

Appendix E

($ and shares in millions, except per share amounts)	1Q'22(1)	4Q'21	1Q'21

Common Stockholders' Equity	$178,714	$182,977	$182,269
Less:
Goodwill	19,865	21,299	21,905
Intangible Assets (other than MSRs)	4,002	4,091	4,308
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	1,384	510	-
Tangible Common Equity (TCE)	$153,463	$157,077	$156,056

Common Shares Outstanding (CSO)	1,942	1,984	2,067

Tangible Book Value	$79.03	$79.16	$75.50

(1)	Preliminary.

1 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

2 Ratios as of March 31, 2022 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of March 31, 2022 would be 11.2% and 5.5%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citi’s 2021 Annual Report on Form 10-K. Certain prior-period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

3 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

4 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

5 First quarter 2022 revenues include the impact of a pre-tax loss of approximately $(118) million (approximately $(81) million after-tax) related to the sale of the Australia consumer business, which consisted of an ACL release of $(104) million and a net revenue impact of $(14) million due to contractual adjustments of the divestiture recorded in Other Revenue. First quarter 2022 operating expenses include Asia divestiture-related costs largely related to a goodwill write-down of approximately $535 million (approximately $489 million after-tax) that were incurred in the Asia Consumer reporting unit of Legacy Franchises due to the re-segmentation and sequencing of divestitures, as well as costs related to the Korea Voluntary Early Retirement Program (VERP) of approximately $24 million (approximately $18 million after-tax). Results of operations excluding these Asia divestiture-related costs are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix B.

6 Credit derivatives are used to economically hedge a portion of the Corporate Loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the first quarter 2022, gains / (losses) on loan hedges included $169 million related to Corporate Lending, compared to $(78) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.